Exhibit 99.1

December 23, 2015

Board of Directors

KeyWorth Bank

11655 Medlock Bridge Road

Johns Creek, Georgia 30097

Members of the Board:

BSP Securities, Inc. (“BSP”) consents to the inclusion of and description of our opinion letter, delivered to the Board of Directors of KeyWorth Bank and dated October 19, 2015, in the Proxy Statement/Prospectus of Renasant Corporation which is part of the Registration Statement on Form S-4 and references to our firm in such Proxy Statement/Prospectus. BSP further consents to the attachment of the Opinion Letter as Annex B of the Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

BSP Securities, LLC

1380 West Paces Ferry Rd. NW / Suite 2060/ Atlanta, GA 30327    (404) 848-1571 (phone) / (404) 848-1574 (fax)